EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement (No 333-163564) on Form S-8 of our reports dated March 31, 2011, with respect to the consolidated balance sheets of Universal Insurance Holdings, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports are incorporated by reference or appear in the December 31, 2010 annual report on Form 10-K of Universal Insurance Holdings, Inc.
/s/ Blackman Kallick LLP
Chicago, Illinois
March 31, 2011

S-7